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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. 1)






                            Aureal Semiconductor Inc.
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                                (Name of Issuer)



                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    051917102
                       ----------------------------------
                                 (CUSIP Number)


                            Appaloosa Management L.P.
                                 26 Main Street
                            Chatham, New Jersey 07928
                           Attn: Kenneth Maiman, Esq.
                            Telephone (973) 701-7000
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           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                December 31, 1998
                    ----------------------------------------
                          (Date of Event which Requires
                            Filing of this Statement)
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     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                 [ ] Rule 13d-1(b)
                                 [X] Rule 13d-1(c)
                                 [ ] Rule 13d-1(d)
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                                  SCHEDULE 13G

--------------------------------                  ------------------------------
CUSIP NO.    501917102                                         PAGE 2 OF 5 PAGES
-------------------------------------             ------------------------------

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1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       -------------------------------------------------------------------------
       Appaloosa Management L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]

                                                                       (b)   [X}
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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
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                      5     SOLE VOTING POWER
      NUMBER OF
       SHARES               5,565,484
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY        6     SHARED VOTING POWER
        EACH
      REPORTING             0
       PERSON         ----------------------------------------------------------
        WITH          7     SOLE DISPOSITIVE POWER

                            5,565,484
                      ----------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,565,484
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.37%
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12     TYPE OF REPORTING PERSON

       PN**
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**See Item 4.
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SCHEDULE 13G

--------------------------------                  ------------------------------
CUSIP NO.    501917102                                         PAGE 3 OF 5 PAGES
--------------------------------                  ------------------------------

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13     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       -------------------------------------------------------------------------
       David A. Tepper
--------------------------------------------------------------------------------
14     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)   [ ]

                                                                       (b)   [X}
--------------------------------------------------------------------------------
15     SEC USE ONLY


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16     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                      17    SOLE VOTING POWER
      NUMBER OF
       SHARES               5,565,484
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY        18    SHARED VOTING POWER
        EACH
      REPORTING             0
       PERSON         ----------------------------------------------------------
        WITH          19    SOLE DISPOSITIVE POWER

                            5,565,484
                      ----------------------------------------------------------
                      20    SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
21     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,565,484
--------------------------------------------------------------------------------
22     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
23     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.37%
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24     TYPE OF REPORTING PERSON

       IN**
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


**See Item 4.
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                                                                     Page 4 of 5


Item 1(a). Name of Issuer:  Aureal Semiconductor Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
           4245 Technology Drive, Fremont, California  94538

Item 2(a). Name of Person Filing:
           Appaloosa Management L.P. and David A. Tepper

Item 2(b). Address of Principal Business Office or, if None, Residence:
           Appaloosa Management L.P., 26 Main Street, Chatham, New Jersey 07928 David A. Tepper, c/o Appaloosa Management L.P., 26 Main Street, Chatham, New Jersey 07928

Item 2(c). Citizenship:
           Appaloosa Management L.P. - Delaware
           David A. Tepper - United States of America

Item 2(d). Title of Class of Securities:
           Common Stock, $0.001 par value

Item 2(e). CUSIP Number: 051917102

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
         (c), CHECK WHETHER THE PERSON FILING IS A: Not applicable. This statement is filed pursuant to 13d-1(c).

 Item 4. OWNERSHIP:

         (a) 5,565,484*

         (b) 12.37%

         (c) (i) sole voting power: 5,565,484

             (ii) shared voting power: 0

             (iii) sole dispositive power: 5,565,484

             (iv) shared dispositive power: 0

   *Appaloosa Management L.P. ("AAMLP") is the general partner of Appaloosa Investment Limited Partnership I and the investment advisor to Palomino Fund Ltd, which are the holders of record of the reported securities (2,784,708 and 2,780,776 shares, respectively). David A. Tepper ("ADAT") is the sole stockholder and president of Appaloosa Partners Inc. ("AAPI"). API is the general partner of AMLP and DAT owns a majority of the limited partnership interests of AMLP.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable.
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                                                                     Page 5 of 5


Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         Persons other than David A. Tepper and Appaloosa Management L.P. have the right to receive dividends from, or the proceeds from the sale of, the reported securities. None of these persons has the right to direct such dividends or proceeds.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.

Item 10. CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   January 26, 1999


                                                   APPALOOSA MANAGEMENT L.P.
                                                   By: Appaloosa Partners Inc.
                                                   Its: General Partner


                                                   By:   /s/ David A. Tepper
                                                         -----------------------
                                                             David A. Tepper
                                                             President

                                                   DAVID A. TEPPER


                                                   /s/ David A. Tepper
                                                   -----------------------------